Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Anteris Technologies Global Corp. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws for additional information.

Authorized Capital Stock

Our authorized share capital is divided into 400,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 40,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

Except as otherwise required by law, as provided in our Second Amended and Restated Certificate of Incorporation or as provided in the resolution or resolutions, if any, adopted by our Board of Directors with respect to any series of the Preferred Stock, the holders of our Common Stock exclusively possess all voting power. Each holder of shares of Common Stock is entitled to one vote for each share held by such holder. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of our Common Stock have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board of Directors from time to time out of assets or funds legally available therefor and have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

CDIs

CHESS Depositary Interests (“CDIs”) confer the beneficial ownership of our Common Stock on each CDI holder, with the legal title to such securities held by an Australian depositary entity, CHESS Depositary Nominees Pty Limited (the “Depositary Nominee”), which is a wholly-owned subsidiary of ASX Limited, being the operator of the Australian Securities Exchange (the “ASX”). The Depositary Nominee is the registered holder of those shares of our Common Stock held for the benefit of the holders of CDIs. The Depositary Nominee does not charge a fee for providing this service.

Each CDI represents an interest in one share of our Common Stock. Holders of CDIs do not hold the legal title to the underlying shares of our Common Stock to which the CDIs relate, as the legal title is held by the Depositary Nominee. Each holder of CDIs, however, has a beneficial interest in the underlying shares of our Common Stock. Each holder of CDIs that elects to vote at a stockholder meeting is entitled to one vote for every one CDI held by such holder. In order to vote at a stockholder meeting, a CDI holder may:

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instruct the Depositary Nominee, as legal owner of the shares of Common Stock, to vote the shares of our Common Stock represented by their CDIs in a particular manner. A voting instruction form will be sent to holders of CDIs and must be completed and returned to the share registry for the CDIs prior to a record date fixed for the relevant meeting, or the CDI Voting Instruction Receipt Time, which is notified to CDI holders in the voting instructions included in a notice of meeting;

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inform us that they wish to appoint themselves or a third party as the Depositary Nominee’s proxy with respect to our shares of Common Stock underlying the holder’s CDIs for the purposes of attending and voting at the meeting. The instruction form must be completed and returned to the share registry for the CDI prior to the CDI Voting Instruction Receipt Time; or

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convert their CDIs into shares of our Common Stock and vote those shares at the meeting. The conversion must be undertaken prior to a record date fixed by the Board of Directors for determining the entitlement of stockholders to attend and vote at the meeting. If the holder later wishes to sell their investment on the ASX, it would first be necessary to convert those shares of Common Stock back to CDIs. Further details on the conversion process are set out below.

Voting instruction forms and details of these alternatives are included in each notice of meeting sent to CDI holders by the Company.

Our CDIs are currently subject to a restriction from trading on ASX which prevents “U.S. Persons” (as defined in Rule 902 of Regulation S of the Securities Act of 1933, as amended) from acquiring CDIs. This restriction is expected to be in place until May 5, 2026, unless extended.

Conversion of CDIs to Shares of Common Stock

Subject to any restrictions or requirements, including distribution compliance periods, instituted in compliance with the issuance of CDIs in a private placement transaction in November 2025, CDI holders may at any time convert their CDIs to a holding of shares of Common Stock by instructing the share registry for the CDIs, either:

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Directly in the case of CDIs held on the issuer sponsored sub-register operated by the Company (holders of CDIs are provided with a CDI issuance request form to return to the share registry for the CDIs); or

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Through their “sponsoring participant” (usually their broker) in the case of CDIs which are held on the CHESS sub-register (in this case, the sponsoring broker will arrange for completion of the relevant form and its return to the share registry for the CDIs).

In both cases, once the share registry for the CDIs has been notified, it will arrange the transfer of the relevant number of shares of Common Stock from the Depositary Nominee into the name of the CDI holder in book entry form or, if requested, deliver the relevant shares of Common Stock to their Depository Trust Company participant in the U.S. Central Securities Depositary. The share registry for the CDIs will not charge a fee for the conversion (although a fee may be payable by market participants). Holding shares of Common Stock will, however, prevent a person from selling their shares of Common Stock on the ASX, as only CDIs can be traded on that market.

Conversion of Shares of Common Stock to CDIs

Shares of Common Stock may be converted into CDIs and traded on the ASX. Holders of shares of Common Stock may at any time convert those shares to CDIs by contacting our transfer agent. The underlying shares of Common Stock will be transferred to the Depositary Nominee, and CDIs (and a holding statement for the corresponding CDIs) will be issued to the relevant security holder. No trading in the CDIs may take place on the ASX until this conversion.

Our transfer agent will not charge a fee to a holder of shares of Common Stock seeking to convert their shares of Common Stock to CDIs, although a fee may be payable by market participants.

Dividends and Other Stockholder Entitlements

Holders of CDIs are entitled to receive all the direct economic benefits and other entitlements in relation to the underlying shares of Common Stock that are held by the Depositary Nominee, including dividends and other entitlements that attach to the underlying shares of Common Stock.

If a cash dividend or any other cash distribution is declared in a currency other than Australian dollars, we currently intend to convert that dividend or other cash distribution to which a holder of CDIs is entitled to Australian dollars and distribute it to the relevant holder of CDIs in accordance with their entitlement.

Due to the need to convert dividends from U.S. dollars to Australian dollars in the above mentioned circumstances, holders of CDIs may potentially be advantaged or disadvantaged by exchange rate fluctuations, depending on whether the Australian dollar weakens or strengthens against the U.S. dollar during the period between the resolution to pay a dividend and conversion into Australian dollars.

Takeovers

If a takeover bid is made in respect of any of our Common Stock of which the Depositary Nominee is the registered holder, the Depositary Nominee will be prohibited from accepting the offer made under the takeover bid except to the extent that acceptance is authorized by the CDI holders in respect of the shares of Common Stock represented by their holding of CDIs.

The Depositary Nominee must accept a takeover offer in respect of shares of Common Stock represented by a holding of CDIs if the relevant holder of CDIs instructs it to do so and must notify the entity making the takeover bid of the acceptance.

Preferred Stock

Our Board of Directors is authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each series of Preferred Stock includes determination of the following:

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the designation of the series;

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the number of shares of the series;

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the dividend rate or rates on the shares of that series, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

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whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

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whether the series will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

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whether or not the shares of that series will be redeemable, in whole or in part, at the option of the Company or the holder thereof and, if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

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the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

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the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

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the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

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any other relative rights, preferences and limitations of that series.

Common Stock Warrants

In a private placement transaction in October 2025, we issued warrants to purchase shares of our Common Stock (the “Common Stock Warrants”). The Common Stock Warrants represent the right to purchase up to 2,346,936 shares of Common Stock at an exercise price of $7.50 per share. The Common Stock Warrants may be exercised at any time commencing on or after April 27, 2026 (the “Initial Common Stock Warrant Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on October 27, 2030 (the “Common Stock Warrant Expiration Date”). After the exercise period, holders of the Common Stock Warrants will have no further rights to exercise the Common Stock Warrants.

Exercisability

Each Common Stock Warrant will be exercisable commencing on or after the Initial Common Stock Warrant Exercise Date and will expire on the Common Stock Warrant Expiration Date. The Common Stock Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of Common Stock purchased upon such exercise.

The number of shares of Common Stock issuable upon exercise of the Common Stock Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Common Stock.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Common Stock Warrants. As to any fraction of a share of Common Stock which the holder would otherwise be entitled to purchase upon such exercise, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Common Stock Warrant per whole share or round such fractional share up to the nearest whole share of Common Stock.

Exercise Limitation

A holder will not have the right to exercise any portion of the Common Stock Warrants if the holder (together with its affiliates, any persons acting as a group with the holder, or other persons whose beneficial ownership of the underlying shares of Common Stock could or would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Common Stock Warrant, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price

The exercise price for the Common Stock Warrants is $7.50 per share. The exercise price and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock.

Transferability

Subject to applicable laws, the Common Stock Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We will not apply for the listing of the Common Stock Warrants on any stock exchange. Without an active trading market, the liquidity of the Common Stock Warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the Common Stock Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a Common Stock Warrant does not have the rights or privileges of a holder of shares of Common Stock, including any voting rights, until the holder exercises the Common Stock Warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Common Stock Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the aggregate voting power of all classes of our common equity, or any person or group becoming the beneficial owner of more than 50% of the aggregate voting power of all classes of our equity, the holders of the Common Stock Warrants will be entitled to receive upon exercise of the Common Stock Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Stock Warrants immediately prior to such fundamental transaction.

Amendments and Waivers

The provisions of each Common Stock Warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder or the beneficial owner of the Common Stock Warrant.

Governing Law

The Common Stock Warrants are governed by New York law.

CDI Warrants

In a private placement transaction in November 2025, we issued warrants to purchase shares of our CDIs (the “CDI Warrants”). The CDI Warrants represent the right to purchase up to 3,038,064 CDIs at an exercise price of A$11.50 per share. The CDI Warrants may be exercised at any time commencing on or after May 5, 2026 and on or prior to 5:00 p.m. (AEST) on November 5, 2030 (the “CDI Warrant Exercise Period”). After the CDI Warrant Exercise Period, holders of the CDI Warrants will have no further rights to exercise the CDI Warrants.

Exercisability

Each CDI Warrant will be exercisable during the CDI Warrant Exercise Period. The CDI Warrants may be exercised by lodging with us during the CDI Warrant Exercise Period a duly signed exercise notice, in the form enclosed with the Confirmation Letter, specifying the number of CDI Warrants which are being exercised, and payment of the exercise price by way of telegraphic transfer of cleared funds or a direct credit of cleared funds to us or any other method of providing the exercise price that is acceptable to us. An exercise notice is only effective when we have received the full amount of the exercise price for the relevant CDI Warrants being exercised in cleared funds.

Within five trading days (as defined in the ASX listing rules) after receipt of full payment of the exercise price (and an exercise notice, if applicable), we will issue to the holder the number of CDIs specified or taken to be specified in the exercise notice, cancel the certificate for the CDI Warrants being exercised and update the register accordingly and, if applicable, issue a new certificate for any unexercised CDI Warrants.

Ranking

Except in relation to any restrictions on disposal of the CDIs by law or by agreement with us, all CDIs issued or transferred upon the exercise of CDI Warrants will rank pari passu in all respects with our other CDIs from the date of issue or transfer to the holder, other than in respect of rights attaching to CDIs by reference to a record date prior to the date of their issue or transfer to the holder.

Transferability

Subject to compliance with all relevant laws, including U.S. securities laws, the CDI Warrants may not be transferred at any time without our prior written consent. No transfer is effective until we process the transfer, update the register and issue a new certificate or confirmation to the new registered holder.

Exchange Listing

There is no established public trading market for the CDI Warrants and we do not expect a market to develop. In addition, we will not apply for listing of the CDI Warrants on any securities exchange or trading system. Without an active market, the liquidity of the CDI Warrants will be limited. We will immediately apply for quotation of the CDIs resulting from the exercise of CDI Warrants on any applicable securities exchange on which such securities are quoted.

No Rights to Participate in New Issues

Holders of CDI Warrants have no rights or entitlements, without exercising the CDI Warrants, to participate in new issuances of CDIs or other securities offered to our stockholders during the CDI Warrant Exercise Period, whether by way of rights issue, bonus issue or other pro-rata offer of CDIs or other securities to stockholders.

No Rights to Participate in Dividends

Holders of CDI Warrants have no rights or entitlements to participate in any dividends until the CDI is issued to the holder on exercise of the CDI Warrants and then only in respect of rights attaching to CDIs by reference to a record date on or after the date of their issue to the holder.

Capital Reconstruction

If there is a reorganization of our issued capital while the CDI Warrants are on issue, then, subject to the ASX listing rules, the number of CDIs to which a holder is entitled or the exercise price (or both) will be proportionally adjusted to reflect the consolidation, sub-division, return of capital or other reorganization. For so long as we are subject to the ASX listing rules, the rights of the holder under the terms of issue may be amended to the extent necessary to comply with the ASX listing rules (including ASX listing rule 6.22, or its replacement or successor) applying to a reorganization of capital at the time of the reorganization.

No Other Rights

Holders of CDI Warrants have no rights or entitlements in addition to those described above to a change in the exercise price or a change to the number of CDIs over which the CDI Warrants can be exercised.

Amendments and Waivers

Other than as described above, the terms of the CDI Warrants may only be amended by us with the consent of the holder and subject to applicable law, including the ASX listing rules and the Nasdaq Global Market (“Nasdaq”) listing rules.

Governing Law

The CDI Warrants are governed by the laws of New South Wales, Australia.

Classified Board of Directors

In accordance with our Second Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Certain Anti-Takeover Effects of Provisions of our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws

Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could delay, deter or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by the current members of our Board of Directors or take other corporate actions, including effecting changes in our management. These provisions include:

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the ability of our Board of Directors to issue shares of Preferred Stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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a staggered Board of Directors divided into three classes serving staggered three-year terms, such that not all members of our Board of Directors will be elected at one time;

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allowing only our Board of Directors to fill director vacancies, which prevents stockholders from being able to fill vacancies on our Board of Directors;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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a requirement for the affirmative vote of holders of at least 75% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of our Second Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, which may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

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the ability of our Board of Directors to amend our Amended and Restated Bylaws, which may allow our Board of Directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Amended and Restated Bylaws to facilitate an unsolicited takeover attempt;

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advance notice procedures with which stockholders must comply to nominate candidates to our Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company; and

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a prohibition of cumulative voting in the election of our Board of Directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

Listing

Our Common Stock is listed on Nasdaq under the symbol “AVR” and our CDIs are listed on the ASX under the symbol “AVR.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.